EXECUTION VERSION

THIRD AMENDMENT

TO

FINANCING AGREEMENT

THIS THIRD AMENDMENT TO FINANCING AGREEMENT (this “Amendment”), dated as of February 10, 2009 (the “Effective Date”), by and among ENVIRONMENTAL QUALITY MANAGEMENT, INC., an Ohio corporation (“EQMI”), EQ ENGINEERS, LLC, an Indiana limited liability company (“EQE” and together with EQMI, each a “Borrower” and collectively, “Borrowers”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (“Bank”), is as follows:

Preliminary Statements

A.           Borrowers and Bank are parties to a Financing Agreement dated as of October 31, 2006, as amended by the First Amendment to Financing Agreement dated as of October 1, 2007, and the Second Amendment to Financing Agreement dated as of September 12, 2008 (as amended, the “Financing Agreement”). Capitalized terms which are used, but not defined, in this Amendment will have the meanings given to them in the Financing Agreement.

B.           Borrowers have requested that Bank: (i) waive certain existing Events of Default under Section 10.28 of the Financing Agreement with respect to the Fixed Charge Coverage Ratio for the periods ended June 30, 2008, and September 30, 2008; (ii) consent to the recognition of EQE as a Borrower under the Loan Documents; (iii) consent to EQMI’s adoption and implementation of a certain stock option program; (iv) consent to the release of the Released Life Insurance Policies (as defined in Section 2.2) as Loan Collateral for the Obligations; (v) make certain changes to the interest rates applicable to the Obligations, including, without limitation, the implementation of a one-month LIBOR-based rate and the unavailability of a Prime-based rate except in certain circumstances; and (vi) make certain other changes to the Financing Agreement and certain of the other Loan Documents, all as more specifically set forth herein.

C.           Bank is willing to consent to such requests and so amend the Financing Agreement and other Loan Documents, all as contemplated by the terms, and subject to the conditions, of this Amendment.

Statement of Amendment

In consideration of the covenants, agreements, and conditions set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrowers hereby agree as follows:

1.          Amendments to Financing Agreement. Subject to the satisfaction of the conditions of this Amendment, the Financing Agreement is hereby amended as follows:

1.1           Each reference to “Borrower” in the Financing Agreement shall be deemed to be a reference to each of, and collectively, EQMI and EQE, unless the context clearly indicates the contrary. The reference to each of the following Dollar amounts in the Financing Agreement shall be deemed to be a reference to each such amount in the aggregate for all Borrowers: (a) $200,000 in the definition of “Permitted Joint Venture Investments” in Section 1.1, (b) $300,000 in clause (v) of the definition of “Permitted Liens” in Section 1.1, (c) $100,000 in clause (viii) of the definition of “Permitted Liens” in Section 1.1, (d) $100,000 in Section 10.10(d), (e) $300,000 in Section 10.10(e), (f) $25,000 in Section 10.18(a), (g) $50,000 in Section 10.24, (h) $100,000 in Section 10.27, (i) $100,000 in Section 12.1(i), (j) $100,000 in Section 12.1(j), (k) $250,000 in Section 12.1(k)(1), and (l) $50,000 in Section 12.1(q).

1.2           Section 1.1 of the Financing Agreement is hereby amended by the addition of the following new definitions, in their proper alphabetical order, to provide in their respective entireties as follows:

“Borrowing Date” means, in respect of each Loan, the date upon which such Loan is made hereunder and thereafter shall be the effective date of the most recent conversion or continuation, as applicable, of such Loan.

“Cross-Guaranteed Obligations” has the meaning given in Section 2.14.

“Cross-Guarantor” has the meaning given in Section 2.14.

“Cross-Guaranty” has the meaning given in Section 2.14 and includes, without limitation, a guaranty made by each Borrower in favor of Bank pursuant to Section 2.14, among other things, guaranteeing all of the Obligations of the other Borrower.

“Third Amendment” means the Third Amendment to this Agreement dated as of February 10, 2009.

“EQMI” means Environmental Quality Management, Inc., an Ohio corporation, as the survivor of the Merger, and its successors and assigns.

“Joinder Agreement” means the Joinder Agreement dated as of the Effective Date (as defined in the Third Amendment) made by EQE in favor of Bank.

“LIBOR Amount” means a Dollar amount equal to the LIBOR Rate Loans.

“LIBOR-Based Rate” means an annual rate of interest equal to the sum of (i) the LIBOR Rate plus (ii) the Applicable LIBOR Rate Margin then in effect.

“Permitted Redemption Distributions” has the meaning given in Section 10.19.

“Prime-Based Rate” means an annual rate of interest equal to the sum of (i) the Prime Rate as in effect from time to time plus (ii) the Applicable Prime Rate Margin then in effect.

“Stock Option Program” means that certain Environmental Quality Management, Inc. Stock Option Plan dated to be effective as of November 14, 2008 (the “Plan”), and any and all Incentive Stock Option Agreements, Non-Incentive Stock Option Agreements and other documents, instruments, and agreements entered into by EQMI pursuant to, and in accordance with, the Plan, as any or all of the foregoing documents, instruments, and agreements are now in effect or, subject to Section 10.31, as at any time after the date of the Effective Date (as defined in the Third Amendment) may be amended, modified, supplemented, restated, renewed, extended, or otherwise changed and any documents, instruments, or agreements given, subject to Section 10.31, in substitution of any of them. For purposes of this Agreement, “Stock Option Program” shall include, without limitation, (i) the stock dividend of four common shares for each common share of EQMI’s outstanding Capital Stock on the Effective Date (as defined in the Third Amendment) and (ii) an amendment on the Effective Date (as defined in the Third Amendment) to EQMI’s Articles of Incorporation to create and authorize an aggregate amount of 14,400,000 common shares of Capital Stock.

1.3           The following definitions in Section 1.1 of the Financing Agreement are hereby amended in their entirety by substituting the following in their respective places:

“Borrower” means, (i) before the Effective Time of the Merger, EQM; (ii) after the Effective Time of the Merger but before the Effective Date (as defined in the Third Amendment), EQMI; and (iii) at all times on and after the Effective Date (as defined in the Third Amendment), each of EQMI and EQE, and “Borrowers” means, collectively, EQMI and EQE. To the extent a term or provision of this Agreement or any of the other Loan Documents is applicable to a “Borrower”, it is applicable to each and every Borrower unless the context expressly indicates otherwise.

“Business Day” means (i) any day on which commercial banks in Cincinnati, Ohio are required by law to be open for business or a day on which Bank is open for business, and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Rate Loans, which is also a New York Banking Day. Periods of days referred to in this Agreement will be counted in calendar days unless Business Days or New York Banking Days are expressly prescribed.

“Change of Control” means any of the following (or any combination of the following) whether arising from any single transaction or event or any series of transactions or events (whether as the most recent transaction in a series of transactions) which, individually or in the aggregate, results in:

(i)          a change in the ownership of EQMI such that Argentum fails to (a) own legally and beneficially, free and clear of any Liens, greater than 50%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of EQMI or (b) have the power to direct or cause the direction of the management and policies of EQMI;

(ii)         the election of a director of EQMI as a result of which Argentum has neither designated nor has the right to designate at least a majority of EQMI’s Board of Directors;

(iii)        a change in the percentage ownership of EQMI among the Persons who are stockholders of EQMI as of the Closing Date which Bank, in its discretion, deems materially adverse; provided that changes in relative percentages resulting from the exercise of the Warrants or from repurchases or purchases by EQMI or any of the shareholders pursuant to their rights under the Stock Restriction Agreements or the Shareholders Agreement are deemed not to be materially adverse within the meaning of this clause;

(iv)         any of Jack Greber, William Kemner or an Approved Successor ceases, for any reason, to serve as chief executive officer of EQMI actively involved in EQMI’s management for more than 30 days. For purposes of the foregoing, an “Approved Successor” is the chief executive officer of EQMI elected by the directors of EQMI after Jack Greber, William Kemner or any Approved Successor ceases to serve as chief executive officer of EQMI and who is reasonably acceptable to Bank; or

(v)          a change in the ownership of EQE such that EQMI fails to (a) own legally and beneficially, free and clear of any Liens (other than the EQE Pledges (as defined in the Second Amendment to this Agreement) and Liens in favor of Bank), 100%, on a fully diluted basis, of the issued and outstanding voting Capital Stock of EQE or (b) have the power to direct or cause the direction of the management and policies of EQE.

“Interest Payment Date” means each of (i) the Facility Termination Date or any earlier date on which the credit facility extended hereunder terminates, (ii) with respect to the Loans, the first day of each month, and (iii) with respect to any other Obligations (other than the Loans), on the date set forth under any agreement other than this Agreement if such other agreement provides for the payment of interest on a date specified therein; otherwise, on demand by Bank.

“LIBOR Rate” means the one-month LIBOR rate quoted by Bank from Reuters Screen LIBOR01 Page or any successor thereto, which shall be that one-month LIBOR rate in effect two New York Banking Days prior to the Reprice Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset monthly on each Reprice Date. The term “Reprice Date” means the first day of each month. Bank’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“LIBOR Rate Loan” means any Loan bearing interest at a rate determined by reference to the LIBOR-Based Rate.

“Life Insurance Policy” means Transamerica Policy No. 42126894 on the life of Jack Greber in the amount of $1,250,000.

“Loan Documents” means this Agreement, the Joinder Agreement, the Revolving Loan Note, the Security Agreements, the Letter of Credit Documents, each Insurance Agreement and Life Insurance Assignment (as defined in Section 5.2), the Cross-Guaranties, the documents, instruments and agreements executed in connection with the Federal Assignment of Claims Act and any state Assignment of Claims Law, and all other agreements, instruments and documents relating to the Loans, including mortgages, deeds of trust, security agreements, subordination agreements, intercreditor agreements, pledges, powers of attorney, consents, collateral assignments, locked box and cash management agreements, letter agreements, contracts, notices, leases, financing statements and letters of credit and applications therefor and all other writings, all of which must be in form and substance satisfactory to Bank, which have been, are as of the date of this Agreement, or will in the future be signed by, or on behalf of, any one or more Borrowers and delivered to Bank.

“Obligations” means the Loans, the Letter of Credit Obligations, the Cross-Guaranteed Obligations, Rate Hedging Obligations owing to Bank or any Affiliate of Bank, and all other loans, advances, debts, liabilities, obligations, indemnities, covenants and duties owing to Bank or any Affiliate of Bank from any Borrower and its Subsidiaries (individually and collectively) of any kind, present or future, whether evidenced by or arising out of this Agreement, any of the other Loan Documents, or any other agreement, transaction, extension of credit, letter of credit, guaranty or indemnification or in any other manner and whether for the payment of money, whether arising out of overdrafts on checking, deposit or other accounts or electronic funds transfers (whether through automatic clearing houses or otherwise) or out of Bank’s non-receipt of, or inability to collect, funds or otherwise not being made whole in connection with depository transfer checks or other similar arrangements and whether direct or indirect (including acquired by assignment), related or unrelated, absolute or contingent, due or to become due, now existing or hereafter arising and however acquired, and including all interest, charges, expenses, fees and any other sums chargeable to any Borrower and its Subsidiaries (individually and collectively) in connection with any of the foregoing, and all Attorneys’ Fees.

“Permitted Intercompany Advances” means loans, advances and extensions of credit from EQMI to EQES so long as the following conditions precedent are satisfied: (i) EQES remains a Subsidiary of EQMI, (ii) the aggregate amount of such loans, advances and extensions of credit does not exceed $500,000 at any one time, (iii) the amount of such loans, advances and extensions of credit is evidenced by a promissory note in form and substance satisfactory to the Bank that is delivered to Bank and that is pledged to Bank as additional Loan Collateral, (iv) at the time of making any such loans, advances or extensions of credit, (a) EQMI is Solvent and (b) no Event of Default exists, (v) after giving effect to such loans, advances and extensions of credit, on a pro forma basis, no Event of Default would be created as a result thereof and (vi) EQMI records such loans, advances and extensions of credit on its books and records in a manner satisfactory to Bank.

“Prime Rate Loan” means the applicable portion of the Loans bearing interest, as of any date, at a rate determined by reference to the applicable Prime-Based Rate.

“Security Agreements” means each of, and collectively, (i) the Security Agreement between EQMI and Bank dated as of the date of this Agreement and (ii) the Amended and Restated Security Agreement between EQE and Bank dated as of the Effective Date (as defined in the Third Amendment).

“Stock Restriction Agreements” means, collectively, (i) each Stock Restriction Agreement between EQMI and a shareholder of EQMI as set forth on Schedule 9.18 to this Agreement, and (ii) each Stock Restriction Agreement entered into between EQMI and a shareholder of EQMI after the Effective Date (as defined in the Third Amendment to this Agreement) pursuant to, and in connection with, the Stock Option Program.

1.4           Section 1.1 of the Financing Agreement is hereby amended by the deletion of the definitions of “EQE Loan Amount” and “Loan Period”, to be omitted in their respective entireties therefrom.

1.5           The reference to “Prime Rate Loan” in Section 2.4.4 of the Financing Agreement is hereby amended by substituting a reference to “LIBOR Rate Loan” for such reference to “Prime Rate Loan” where “Prime Rate Loan” appears therein.

1.6           Section 2.6 of the Financing Agreement are hereby amended in its entirety by substituting the following in its place:

2.6           Disbursement of Revolving Loans. To obtain each advance of the Revolving Loans prior to the termination of this Agreement pursuant to Section 11 and subject to the other terms of this Agreement, Borrowers must deliver to the Business Credit Group of Bank a duly completed advance request in the form of Exhibit A attached (“Advance Request”). Each Advance Request: (i) must specify the proposed Borrowing Date (which must be a Business Day) and the total amount of the requested advance of Revolving Loans, (ii) is irrevocable by Borrowers, and (iii) must be signed by a duly authorized officer or employee of Borrowers; however, Bank may rely on the authority of any officer or employee of Borrowers whom Bank in good faith believes to be authorized to request advances. Borrowers must deliver an Advance Request for all Loans to Bank prior to 12:00 noon, Cincinnati, Ohio time, on the proposed Borrowing Date on which such advance is requested to be made. If Bank receives a telephonic request from Borrowers or a written request for a Revolving Loan after 12:00 noon (Cincinnati, Ohio time) on the proposed Borrowing Date for such Revolving Loan, then the notice will be treated as having been received at the opening of business on the next Business Day and the then following Business Day will then become the applicable proposed Borrowing Date. Borrowers irrevocably authorize Bank to make all disbursements of Revolving Loans into a non-interest bearing, DDA operating account maintained by Borrowers at Bank (the “Operating Account”) that will be structured and utilized for that purpose in accordance with Bank’s policies and procedures from time to time in effect (account number 480401595). Unless other arrangements are made with, and expressly agreed to by, Bank (e.g., disbursements of Revolving Loans by wire transfer), all advances of the Revolving Loans, if made by Bank, will be credited to the Operating Account at the end of the applicable Business Day on which the advance is made. With respect to advances requested by Borrowers to cover Presentments in the Controlled Disbursement Account, Borrowers hereby irrevocably authorize Bank, without any further written or oral request of Borrowers, to transfer funds automatically from the Operating Account to the Controlled Disbursement Account in amounts necessary for the payment of checks and other items drawn on the Controlled Disbursement Account as such checks and other items (“Presentments”) are presented to Bank for payment. If any Presentments in the Controlled Disbursement Account are paid by Bank in excess of funds available in the Operating Account for any reason, including the failure of Borrowers to determine the correct amount of Presentments in its Advance Request, the amounts so paid by Bank will be deemed to be an advance of the Revolving Loans as LIBOR Rate Loans for all purposes of this Agreement and are hereby ratified and approved by Borrowers; however, under no circumstances will Bank have any obligation to pay any Presentments in the Controlled Disbursement Account in excess of funds available in the Operating Account. Notwithstanding anything to the contrary in this Section 2.6, Bank may, at any time hereafter on written notice to Borrowers, elect to discontinue the automatic sweeping of funds from the Operating Account to the Controlled Disbursement Account, but Bank instead may disburse proceeds of the Revolving Loans made by Bank by crediting only the Operating Account. Furthermore, Bank reserves the right to discontinue providing controlled disbursement accounts to its customers, including Borrowers. Each request submitted by Borrowers for a new advance of a Revolving Loan via wire transfer of funds must be initiated with Bank’s wire transfer department (or by telephone or on-line functions made available by Bank’s wire transfer department from time to time) via a duly completed and signed outgoing wire transfer form (or any replacement form promulgated by Bank).

1.7           The first two sentences of Section 2.7 of the Financing Agreement are hereby amended in their entirety by substituting the following in their place:

Borrowers’ obligation to pay the principal of, and interest on, the Loans (exclusive of the Letter of Credit Exposure) made by Bank shall be evidenced by a promissory note duly executed and delivered by Borrowers substantially in the form of Exhibit B attached to the Third Amendment with blanks appropriately completed in conformity herewith (the “Revolving Loan Note”). The Revolving Loan Note issued to Bank shall (a) be executed by Borrowers, (b) be payable to the order of Bank and be dated the Effective Date (as defined in the Third Amendment), (c) be in a stated principal amount equal to $20,000,000, (d) mature on October 31, 2011, (e) bear interest as provided in Section 3.1 in respect of the Prime Rate Loans and LIBOR Rate Loans, as the case may be, evidenced thereby, (f) be subject to voluntary prepayment and mandatory repayment as provided herein, and (g) be entitled to the benefits, and be subject to the terms, of this Agreement and the other Loan Documents.

1.8           Section 2 of the Financing Agreement is hereby amended by the addition of new Sections 2.12, 2.13 and 2.14, in their proper numerical orders, to provide in their respective entireties as follows:

2.12         Consolidated Borrowings. To induce Bank to enter into this Agreement and to make Loans in the manner set forth in this Agreement, each Borrower hereby represents, warrants, covenants and states to Bank that: (a) Borrowers are substantially dependent upon each other for their respective working capital, strategic management, financial needs and technology; (b) Borrowers desire to utilize their borrowing potential on a consolidated basis, to the extent(s) possible as if they were merged into a single entity and, consistent with realizing such potential, to make available to Bank security commensurate with the amount and nature of their aggregate borrowings; (c) each of Borrowers has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement and that under a joint and several loan facility it is able to obtain financing on terms more favorable than otherwise available to it separately; and (d) Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement.

2.13         Joint Obligations. The obligations of Borrowers under the Loan Documents are joint, several and primary. No Borrower will be or be deemed to be an accommodation party with respect to any of the Loan Documents. Each Borrower hereby irrevocably designates EQMI as its representative and agent (as applicable, “Borrower Representative”) on its behalf for the purposes of issuing requests for advances of Loans, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of any Borrower or Borrowers under the Loan Documents which are permitted to be taken by a Borrower. The Borrower Representative hereby accepts such appointment. Bank may regard any notice or other communication pursuant to any Loan Document from the Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to the Borrower Representative on behalf of such Borrower or Borrowers. Each Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by the Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

2.14       Cross-Guaranty.

(a)          Each Borrower (each to be referred to in this Section 2.14 as a “Cross-Guarantor” and collectively as the “Cross-Guarantors”) hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, and therefore does absolutely and unconditionally guarantee to Bank, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Obligations of each other Borrower (such Obligations, collectively the “Cross-Guaranteed Obligations”). Each Cross-Guarantor further agrees that the Cross-Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal.

(b)          The provisions of this Section 2.14 (this “Cross-Guaranty”) is a guaranty of payment and not of collection. Each Cross-Guarantor waives any right to require Bank to sue any Borrower, any Cross-Guarantor, any other guarantor, or any other Person obligated for all or any part of the Cross-Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Cross-Guaranteed Obligations.

(c)          Except as otherwise provided for herein and to the extent provided for herein, the obligations of each Cross-Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Cross-Guaranteed Obligations), including:

(i)          any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Cross-Guaranteed Obligations, by operation of law or otherwise;

(ii)         any change in the corporate existence, structure or ownership of any Borrower, any other Cross-Guarantor of or other Person liable for any of the Cross-Guaranteed Obligations;

(iii)        any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower, any Cross-Guarantor, or any other guarantor of or other Person liable for any of the Cross-Guaranteed Obligations, or their assets or any resulting release or discharge of any obligation of any Borrower, any Cross-Guarantor, or any other guarantor of or other Person liable for any of the Cross-Guaranteed Obligations; or

(iv)         the existence of any claim, setoff or other rights which any Cross-Guarantor may have at any time against any Borrower, any Cross-Guarantor, any other guarantor of the Cross-Guaranteed Obligations, Bank, or any other Person, whether in connection herewith or in any unrelated transactions.

(d)          The obligations of each Cross-Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Cross-Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Borrower, any Cross-Guarantor or any other guarantor of or other Person liable for any of the Cross-Guaranteed Obligations, of the Cross-Guaranteed Obligations or any part thereof.

(e)          Further, the obligations of any Cross-Guarantor hereunder are not discharged or impaired or otherwise affected by:

(i)          the failure of Bank to assert any claim or demand or to enforce any remedy with respect to all or any part of the Cross-Guaranteed Obligations;

(ii)         any waiver or modification of or supplement to any provision of any agreement relating to the Cross-Guaranteed Obligations;

(iii)        any release, non-perfection, or invalidity of any indirect or direct security for the obligations of Borrowers (or any one or more of them) for all or any part of the Cross-Guaranteed Obligations or any obligations of any other guarantor of or other Person liable for any of the Cross-Guaranteed Obligations;

(iv)         any action or failure to act by Bank with respect to any collateral securing any part of the Cross-Guaranteed Obligations; or

(v)          any default, failure or delay, willful or otherwise, in the payment or performance of any of the Cross-Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Cross-Guarantor or that would otherwise operate as a discharge of any Cross-Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Cross-Guaranteed Obligations).

(f)          To the fullest extent permitted by applicable law, each Cross-Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Cross-Guarantor or the unenforceability of all or any part of the Cross-Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower or any Cross-Guarantor, other than the indefeasible payment in full in cash of the Cross-Guaranteed Obligations. Without limiting the generality of the foregoing, each Cross-Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any Cross-Guarantor, any other guarantor of any of the Cross-Guaranteed Obligations, or any other Person. Bank may, at its election, foreclose on any Loan Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Loan Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Cross-Guaranteed Obligations, compromise or adjust any part of the Cross-Guaranteed Obligations, make any other accommodation with any Borrower, any Cross-Guarantor, any other guarantor or any other Person liable on any part of the Cross-Guaranteed Obligations or exercise any other right or remedy available to it against any Borrower, any Cross-Guarantor, any other guarantor or any other Person liable on any of the Cross-Guaranteed Obligations, without affecting or impairing in any way the liability of such Cross-Guarantor under this Cross-Guaranty except to the extent the Cross-Guaranteed Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Cross-Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Cross-Guarantor against any Borrower, any other guarantor or any other Person liable on any of the Cross-Guaranteed Obligations, as the case may be, or any security.

(g)          No Cross-Guarantor will assert any right, claim or cause of action, including a claim of subrogation, contribution or indemnification that it has against any Borrower, any Cross-Guarantor, any Person liable on the Cross-Guaranteed Obligations, or any collateral, until Borrowers and the Cross-Guarantors have fully performed all their obligations to Bank.

(h)          If at any time any payment of any portion of the Cross-Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of any Borrower or otherwise, each Cross-Guarantor’s obligations under this Cross-Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not Bank is in possession of this Cross-Guaranty. Except as provided in the preceding sentence, each Cross-Guarantor’s obligations under this Cross-Guaranty will terminate when the Cross-Guaranteed Obligations have been fully paid, performed and satisfied and the Loan Documents are terminated. If acceleration of the time for payment of any of the Cross-Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Cross-Guaranteed Obligations shall nonetheless be payable by the Cross-Guarantors forthwith on demand by Bank.

(i)          Each Cross-Guarantor assumes all responsibility for being and keeping itself informed of each other Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Cross-Guaranteed Obligations and the nature, scope and extent of the risks that each Cross-Guarantor assumes and incurs under this Cross-Guaranty, and agrees that Bank shall not have any duty to advise any Cross-Guarantor of information known to it regarding those circumstances or risks.

(j)          Bank may continue to make loans or extend credit to Borrowers based on this Cross-Guaranty until the termination of this Cross-Guaranty pursuant to Section 2.14(h).

(k)          All payments of the Cross-Guaranteed Obligations will be made by each Cross-Guarantor free and clear of and without deduction for or on account of any and all present or future taxes, levies, imposts, duties, charges, deductions or withholdings of whatever nature imposed by any governmental authority with respect to such payments, and any and all liabilities with respect to the foregoing, but excluding franchise taxes and taxes imposed on overall net income of Bank by the U.S. or the jurisdiction in which Bank’s applicable lending installation is located (collectively, “Taxes”). If any Cross-Guarantor is required by law to deduct any Taxes from or in respect of any sum payable to Bank under this Cross-Guaranty, (i) the sum payable must be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this provision) Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Cross-Guarantors must then make such deductions, and must pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) the Cross-Guarantors must furnish to Bank within forty-five days after their due date certified copies of all official receipts evidencing payment thereof.

(l)          The provisions of this Cross-Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Cross-Guarantor under this Cross-Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Cross-Guarantor’s liability under this Cross-Guaranty, then, notwithstanding any other provision of this Cross-Guaranty to the contrary, the amount of such liability shall, without any further action by the Cross-Guarantors or Bank, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Cross-Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Cross-Guarantor is intended solely to preserve the rights of Bank to the maximum extent not subject to avoidance under applicable law, and no Cross-Guarantor nor any other Person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Cross-Guarantor hereunder shall not be rendered voidable under applicable law. Each Cross-Guarantor agrees that the Cross-Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Cross-Guarantor without impairing this Cross-Guaranty or affecting the rights and remedies of Bank hereunder, provided that, nothing in this sentence shall be construed to increase any Cross-Guarantor’s obligations hereunder beyond its Maximum Liability.

(m)          In the event any Cross-Guarantor (a “Paying Cross-Guarantor”) shall make any payment or payments under this Cross-Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Cross-Guaranty, each other Cross-Guarantor (each a “Non-Paying Cross-Guarantor”) shall contribute to such Paying Cross-Guarantor an amount equal to such Non-Paying Cross-Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Cross-Guarantor. For purposes of this Section 2.14, each Non-Paying Cross-Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Cross-Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Cross-Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Cross-Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Cross-Guarantor from a Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Cross-Guarantors hereunder (including such Paying Cross-Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Cross-Guarantor, the aggregate amount of all monies received by such Cross-Guarantors from a Borrower after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Cross-Guarantor’s several liability for the entire amount of the Cross-Guaranteed Obligations (up to such Cross-Guarantor’s Maximum Liability). Each of the Cross-Guarantors covenants and agrees that its right to receive any contribution under this Cross-Guaranty from a Non-Paying Cross-Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Cross-Guaranteed Obligations. This provision is for the benefit of both Bank and the Cross-Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

(n)          The liability of each Borrower as a Cross-Guarantor under this Section 2.14 is in addition to and shall be cumulative with all liabilities of each Borrower to Bank under this Agreement and the other Loan Documents to which such Borrower is a party or in respect of any obligations or liabilities of the other Borrowers, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

1.8         Section 3.1 of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

3.1         Interest on Loans. Borrowers will pay Bank interest on the Obligations as follows:

(i)          Regular Interest.

(a)          Except as set forth in Section 3.1(ii), and subject to Section 3.1(vi), interest on each Loan and on the principal balance of all other outstanding Obligations (except that portion of the Obligations, if any, arising under any agreement other than this Agreement if such other agreement provides for the payment of interest at a rate specified therein) shall accrue at an annual rate equal to the LIBOR-Based Rate as in effect from time to time.

(b)          Except as set forth in Section 3.1(ii), if Section 3.1(vi) is applicable to any of the Obligations, interest on all such Obligations (except that portion of the Obligations, if any, arising under any agreement other than this Agreement if such other agreement provides for the payment of interest at a rate specified therein) shall accrue at an annual rate equal to the Prime-Based Rate as in effect from time to time.

(ii)         Default Rate. At any time during which an Event of Default has occurred and is continuing, at Bank’s sole option, all Loans and other Obligations, all past due interest and all fees shall bear interest at (a) a per annum rate equal to the LIBOR Rate, plus the Applicable Margin, plus an additional 2.0% per annum, or (b) a per annum rate equal to the Prime Rate, plus the Applicable Margin, plus an additional 2.0% per annum (as applicable under (a) or (b), such interest rate being the “Default Rate”).

(iii)        General Provisions. Interest as aforesaid in this Section 3.1 shall be charged for the actual number of days elapsed over a year consisting of 360 days on the actual daily balance of the Loans. Interest on the unpaid principal of any Loan shall accrue from the date such Loan is made to the date such Loan is paid in full.

(iv)         Interest Payment Dates. Interest on all Loans shall be paid on the Interest Payment Dates for the applicable Types of Loans and upon the payment or prepayment thereof or the conversion of a Loan to a Loan of another Type; provided, however, that (a) any interest accrued or accruing at the Default Rate, or accrued or accruing on or after the Facility Termination Date, shall be payable on the earlier of the applicable Interest Payment Date or demand by Bank and (b) any interest accrued or accruing on the unpaid principal balance of any other Obligation shall be payable at the times provided in the Loan Documents or, if not so provided, on demand by Bank.

(v)          Continuation and Conversion of Loans. [Intentionally Omitted].

(vi)         Unavailability of LIBOR Rate Loans. Notwithstanding any other provisions of this Section 3.1 to the contrary, if Bank determines, at any time, in good faith that (a) deposits in Dollars are not available in the London interbank market or (b) by reason of: (1) national or international financial, political or economic conditions or (2) any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect or the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by Bank with any request or directive of such authority (whether or not having the force of law), including exchange controls, or as a result of any other condition, including economic conditions, (A) it is impracticable, unlawful or impossible for Bank to maintain the LIBOR Amount of the LIBOR Rate Loans or any other Obligations at an interest rate based on the LIBOR Rate, or any condition exists which impairs Bank’s ability to readily and reliably ascertain the LIBOR Rate (whether due to disruption in the relevant markets, suspension of quotations, or otherwise), (B) adequate and fair means do not exist for ascertaining the interest rate applicable hereunder to LIBOR Rate Loans or other Obligations at an interest rate based on the LIBOR Rate, or (C) the LIBOR Rate determined by Bank will not adequately and fairly reflect the cost to Bank of making or maintaining any LIBOR Rate Loans or any other Obligations at an interest rate based on the LIBOR Rate, then Bank will give Borrowers prompt notice thereof (and will thereafter give Borrowers prompt notice of the cessation, if any, of such condition), and, so long as such condition remains in effect as determined by Bank, the obligations of Bank to make or to continue to fund or maintain LIBOR Rate Loans or any other Obligations bearing interest at the LIBOR Rate will terminate, and Bank’s Loans then outstanding as LIBOR Rate Loans and Obligations bearing interest at the LIBOR Rate, if any, will be immediately converted automatically to Prime Rate Loans and Obligations bearing interest based on the Prime-Based Rate. Moreover, notwithstanding any other provisions of this Section 3.1 to the contrary, Bank shall have the option to convert any outstanding LIBOR Rate Loans to Prime Rate Loans at any time that there exists an Event of Default.

(vii)        Pricing. Each of the Applicable LIBOR Rate Margin, the Applicable Prime Rate Margin, the Applicable LOC Fee, and the Applicable Unused Commitment Fee will be determined from time to time by reference to the table set forth below:

Applicable LIBOR Rate Margin for Revolving Loans	Applicable Prime Rate Margin For Revolving Loans	Applicable LOC Fee	Applicable Unused Commitment Fee
2.50%	0.0%	2.50%	0.25%

1.9         The reference to “Prime Rate Loan” in Section 3.7 of the Financing Agreement is hereby amended by substituting a reference to “LIBOR Rate Loan” for such reference to “Prime Rate Loan” where “Prime Rate Loan” appears therein.

1.10       Section 5.1 of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

5.1           Security Documents. The Obligations shall be secured (in such order as may be determined by Bank in its discretion) by a first priority Lien on all Loan Collateral (subject to Permitted Liens), including a first priority security interest in all of the Collateral pursuant to the Security Agreements and accompanying financing statements.

1.11       Section 9.1 of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

9.1           Corporate Status. EQMI is duly organized and is and shall remain validly existing and in good standing under the laws of Ohio, and EQE is duly organized and is and shall remain validly existing and in good standing under the laws of Indiana. Each Borrower (i) is and shall remain qualified to do business as a foreign corporation under the laws of the jurisdictions listed on Schedule 9.1 and under the laws of each other jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect, and (ii) has and shall maintain all requisite power and authority, corporate or otherwise, to conduct its business, to own its property, to execute, deliver and perform all of its obligations under this Agreement and each of the other Loan Documents, and to grant the Liens on the Loan Collateral. No Borrower is (a) an “investment company”, (b) an “investment adviser”, (c) a company “controlled” by an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended, or (d) a “holding company” as that term is defined in, and is not otherwise subject to regulation under, the Public Utility Holding Company Act of 1935, as amended. EQMI is a contractor in good standing with the United States, and is a “small business” under the United States Small Business Administration guidelines.

1.12       Section 9.6 of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

9.6           Indebtedness. Except for (i) Indebtedness disclosed in the Financials delivered on or before the Closing Date, (ii) the Obligations, (iii) Indebtedness (a) which is unsecured, (b) which is not for borrowed money, (c) which has been incurred in the ordinary course of Borrower’s business, (d) which is not otherwise prohibited under any provision of this Agreement, and (e) the nonpayment of or other default under which would not have a Material Adverse Effect, (iv) the EQE Acquisition Debt, and (v) other Indebtedness permitted to be incurred or paid by Borrower pursuant to Section 10.10, Borrower has no Indebtedness. Except as otherwise set forth or reflected in the Financials, no Borrower has guaranteed the obligations of any Person (except for the Cross-Guaranty and by indorsement of negotiable instruments payable at sight for deposit or collection or similar banking transactions in the usual course of Borrowers’ business).

1.13       Clause (i) in the opening paragraph of Section 10.10 is hereby amended in its entirety by substituting the following in its place:

(i)    Other than the Obligations and the Cross-Guaranty, Borrowers will not incur any Indebtedness other than:

1.14       Clause (d) of Section 10.18 is hereby amended in its entirety by substituting the following in its place, including the addition of new clauses (e) and (f), in its proper alphabetical order, in addition thereto:

(d)          Borrowers may make Permitted Intercompany Advances and Permitted Joint Venture Advances;

(e)          EQE may make lawful cash dividends and distributions to EQMI; and

(f)          EQMI may make the Permitted Redemption Distributions.

1.15       Section 10.19 of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

10.19         Redemption of Stock. Borrowers will not voluntarily or pursuant to any contractual or other obligations, redeem, retire, purchase, repurchase or otherwise acquire, directly or indirectly, or exercise any call rights relating to, any of Borrowers’ Capital Stock or any other securities now or hereafter issued by Borrowers (including any warrants or options for any Capital Stock of Borrowers); provided that EQMI may make redemptions of EQMI’s Capital Stock pursuant to, and in accordance with, the Stock Option Program and the Stock Restriction Agreements (collectively, “Permitted Redemption Distributions”) so long as, in each case, at the time of such redemptions and after giving effect thereto, each of the following conditions are met: (i) no Event of Default exists or would be created thereby, and (ii) Borrowers are in compliance with the Financial Covenants, on a pro forma basis.

1.16       Section 10.22 of the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

10.22          Affiliate Transactions. Borrowers will not enter into, or be a party to, any transaction with any of Borrowers’ Affiliates, except that Borrowers may (i) enter into the Merger Agreement, the Shareholders Agreement, the Stock Restriction Agreements, each Employment Agreement, each Non-Competition Agreement, and the Warrants, (ii) enter into the Stock Option Program and make Permitted Redemption Distributions, and (iii) (a) enter into transactions in the ordinary course of Borrowers’ business pursuant to the reasonable requirements of Borrowers’ business and (b) upon fair and reasonable terms which are fully disclosed to Bank and are no less favorable to Borrowers than Borrowers could obtain in a comparable arm’s length transaction with a Person who is not Borrowers’ Affiliate; however, other than Permitted Intercompany Advances, Permitted Joint Venture Advances, and Permitted Redemption Distributions, Borrowers may not (1) extend credit to, or have amounts owing from, their Affiliates or (2) pay in whole or in part any Indebtedness of Borrowers to any Affiliate.

1.17       Section 10 of the Financing Agreement is hereby amended by the addition of a new Section 10.31, in its proper numerical order, to provide in its entirety as follows:

10.31         Changes to Stock Option Program. Borrowers will not seek, agree to or permit, directly or indirectly, the amendment, waiver or other change to (i) any of the terms of payment of or applicable to, or the provisions governing the payment and performance of the obligations under or applicable to, or default provisions of or applicable to, the Stock Option Program or (ii) any other material term of or applicable to the Stock Option Program. For purposes of this Section 10.31, “material” means any modification, waiver, or amendment of the Stock Option Program, which, in the judgment of Bank exercised in good faith, could (a) adversely affect any of Bank’s rights or remedies under the Loan Documents, the value of the Loan Collateral, or Bank’s security interest in or other Lien on the Loan Collateral (including the priority of Bank’s interests) or (b) create or result in an Event of Default.

1.18       Section 1.2(iii) of Exhibit F to the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

(iii)        “Fixed Charges” means, for the applicable 12 Month Period, the total (without duplication), in Dollars, of (all as determined in accordance with GAAP consistently applied): (a) the principal amount of Borrowers’ long-term debt and obligations, in each case, paid or which were scheduled to be paid during the applicable 12 Month Period; (b) scheduled capital lease payments paid or which were scheduled to be paid during the applicable 12 Month Period; (c) Borrowers’ aggregate interest expense for the applicable 12 Month Period, including interest paid on the Obligations, all Indebtedness, capital lease obligations and any other Indebtedness for the applicable 12 Month Period (including amortization of original issue discount and non-cash interest payments), and (d) the aggregate amount of cash payments made by EQMI as Permitted Redemption Distributions for the applicable 12 Month Period.

1.19       Section 2(ii) of Exhibit F to the Financing Agreement is hereby amended in its entirety by substituting the following in its place:

(ii)         The Financial Covenants will be based on Borrowers’ financial performance consolidated with each other and unconsolidated with any other Person.

1.20       Exhibit A to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit A in its place. Exhibit C to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Exhibit C in its place. Schedule 1 to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 1 in its place. Schedule 4 to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 4 in its place. Schedule 9.1 to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 9.1 in its place. Schedule 9.5 to the Financing Agreement is hereby amended by the addition of the document attached hereto as Schedule 9.5, to be added to the end of the existing Schedule 9.5. Schedule 9.17 to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 9.17 in its place. Schedule 9.18 to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 9.18 in its place. Schedule 9.20 to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 9.20 in its place. Schedule 9.24 to the Financing Agreement is hereby amended in its entirety by substituting the document attached hereto as Schedule 9.24 in its place.

2.          Waiver of Existing Defaults; Consents by Bank; Conversion of Existing Loans and other Obligations on the Effective Date.

2.1           Waiver of Existing Defaults. Certain Events of Default (collectively, the “Existing Defaults”) have occurred under Section 10.28 as a result of the violation of the Fixed Charge Coverage Ratio for the Fiscal Quarters ended June 30, 2008 and September 30, 2008. Borrowers have requested that Bank waive the Existing Defaults. Bank hereby waives the Existing Defaults. The waivers provided in this Section 2.1, either alone or together with other waivers which Bank may give from time to time, shall not, by course of dealing, implication or otherwise, obligate Bank to waive any Event of Default, past, present or future, other than those specifically waived by this Amendment, or reduce, restrict or in any way affect the discretion of Bank in considering any future waiver requested by Borrowers. The foregoing Events of Default are not intended to be a complete list of all Events of Default now existing or having previously occurred and will not be deemed to limit or estop Bank from exercising any rights or remedies with respect to any such other Event of Default.

2.2           Consents by Bank. Borrowers have requested that Bank consent to (i) the recognition of EQE as a Borrower under the Financing Agreement and the other Loan Documents (the “EQE Borrower Recognition”); (ii) the Stock Option Program (as defined in Section 1.2 of this Amendment); and (iii) the release of each of the following life insurance policies (the “Released Life Insurance Policies”): (a) First Colony Policy No. 565211 on the life of David Dunbar in the amount of $400,000, (b) Chase Policy No. FK5206188 on the life of David Dunbar in the amount of $750,000, (c) CAN Policy No. V1LDOO7712 on the life of Kevin Fox in the amount of $500,000, and (d) Transamerica Policy No. 42126980 on the life of William Kemner in the amount of $1,250,000. Subject to the terms, and on the conditions, of this Amendment, Bank hereby consents to the EQE Borrower Recognition, the Stock Option Program, and the release of the Released Life Insurance Policies. The consents provided in this Section 2, and the release of the Released Life Insurance Policies effected in connection with this Amendment, either alone or together with other consents, or releases of Loan Collateral, as applicable, which Bank may give from time to time, shall not, by course of dealing, implication or otherwise, obligate Bank to consent to (1) any inclusion or recognition of any other Person as a Borrower under the Loan Documents, (2) any other stock option plan, or (3) any release of any Loan Collateral, in each case whether past, present or future, other than the EQE Borrower Recognition, the Stock Option Program, and the release of the Released Life Insurance Policies specifically consented to by this Amendment, or reduce, restrict or in any way affect the discretion of Bank in considering any future consent requested by Borrowers.

2.3           Conversion of Existing Loans and other Obligations on the Effective Date. On the Effective Date, all existing Loans and other Obligations outstanding will be automatically converted to bear interest at the rate provided in Section 3.1(i) of the Financing Agreement as amended by this Amendment. However, no such Obligations shall be subject to any Interest Differential (as defined in Section 3.1(i)(d) of the Financing Agreement as in effect prior to the Effective Date) or any other break funding which would have been required under the Financing Agreement prior to the effectiveness of this Amendment. If the Effective Date occurs on a date other than on a Reprice Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the date of the Effective Date, which rate plus the Applicable LIBOR Rate Margin shall be in effect until the next Reprice Date, subject to the terms of the Financing Agreement.

3.          Conditions; Other Documents. As a condition precedent to the effectiveness of this Amendment and the consents delineated in Section 2 of this Amendment, with the signing of this Amendment, Borrowers will deliver, or cause to be delivered, to Bank: (i) the Amended and Restated Revolving Loan Note (the “Amended and Restated Revolving Note”) in the form of Exhibit B attached hereto; (ii) a Joinder Agreement and Amended and Restated Security Agreement, in each case duly executed by EQE, each in form and substance satisfactory to Bank; (iii) copies, certified by the Secretary of each Borrower, of resolutions of the Board of Directors or managers, as applicable, of such Borrower, authorizing the execution of this Amendment and all other documents executed in connection herewith, which certificates and resolutions will be in form and substance satisfactory to Bank; (iv) the Reaffirmation of Subordination set forth after the signatures below, duly executed by Argentum; and (v) such other documents, instruments, and agreements deemed necessary by Bank to effect the amendments to Borrowers’ credit facilities with Bank contemplated by this Amendment.

4.          Representations. To induce Bank to accept this Amendment, Borrowers hereby represent and warrant to Bank as follows:

4.1           Each Borrower has full power and authority to enter into, and to perform its obligations under, this Amendment and the other Loan Documents executed, amended, or amended and restated in connection herewith (collectively, the “Third Amendment Documents”) and the execution and delivery of, and the performance of its obligations under and arising out of, each Third Amendment Document has been duly authorized by all necessary corporate or limited liability company action, as applicable.

4.2           Each Third Amendment Document constitutes the legal, valid and binding obligations of such Borrower enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

4.3           Each of Borrowers’ representations and warranties contained in the Loan Documents are complete and correct in all material respects as of the date of this Amendment with the same effect as though these representations and warranties had been made again on and as of the date of this Amendment (except where such representations and warranties speak solely as of an earlier date), subject to those changes as are not prohibited by, or do not constitute Events of Default under, the Financing Agreement.

4.4           No Event of Default has occurred and is continuing under the Financing Agreement, other than the Existing Defaults.

5.          Costs and Expenses. As a condition of this Amendment, Borrowers will promptly on demand pay or reimburse Bank for the costs and expenses incurred by Bank in connection with this Amendment, including, without limitation, Attorneys’ Fees.

6.          Release. Each Borrower hereby releases Bank from any and all liabilities, damages and claims arising from or in any way related to the Obligations or the Loan Documents, other than such liabilities, damages and claims which arise after the execution of this Amendment. The foregoing release does not release or discharge, or operate to waive performance by, Bank of its express agreements and obligations stated in the Loan Documents on and after the date of this Amendment.

7.          Default. Any default by Borrowers in the performance of Borrowers’ obligations under this Amendment shall constitute an Event of Default under the Financing Agreement.

8.          Continuing Effect of the Financing Agreement; Security. Except as expressly amended hereby, all of the provisions of the Financing Agreement are ratified and confirmed and remain in full force and effect. Borrowers and Bank hereby expressly intend that this Amendment shall not in any manner: (a) constitute the refinancing, refunding, payment or extinguishment of the Obligations evidenced by the existing Loan Documents; (b) be deemed to evidence a novation of the outstanding balance of the Obligations; or (c) affect, replace, impair, or extinguish the creation, attachment, perfection or priority of the Liens on the Loan Collateral granted pursuant to the Loan Documents. Each Borrower ratifies and reaffirms any and all grants of Liens to Bank on the Loan Collateral as security for the Obligations, and each Borrower acknowledges and confirms that the grants of the Liens to Bank on the Loan Collateral: (i) represent continuing Liens on all of the Loan Collateral, (ii) secure all of the Obligations, and (iii) represent valid, first and best Liens on all of the Loan Collateral except to the extent, if any, of the Permitted Liens.

9.          One Agreement; References; Fax Signature. The Financing Agreement, as amended by this Amendment, will be construed as one agreement. All references in any of the Loan Documents to (a) the Financing Agreement will be deemed to be references to the Financing Agreement as amended by this Amendment and (b) the Revolving Loan Note will be deemed to be references to the Amended and Restated Revolving Loan Note. This Amendment may be signed by facsimile signatures or other electronic delivery of an image file reflecting the execution thereof, and if so signed, (i) may be relied on by each party as if the documents were a manually signed original and (ii) will be binding on each party for all purposes.

10.         Captions. The headings to the Sections of this Amendment have been inserted for convenience of reference only and shall in no way modify or restrict any provisions hereof or be used to construe any such provisions.

11.         Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12.         Entire Agreement. This Amendment, together with the other Loan Documents, sets forth the entire agreement of the parties with respect to the subject matter of this Amendment and supersedes all previous understandings, written or oral, in respect of this Amendment.

13.         Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws of the State of Ohio (without regard to Ohio conflicts of law principles).

14.         Indiana State Tax Liens. Within 45 days of the Effective Date, Borrowers shall provide to Bank evidence, in form and substance satisfactory to Bank, that the tax Liens listed in Section C of Schedule 4 have been released. Nothing in this Section 14 shall impair Bank’s right to implement reserves against the Borrowing Base in accordance with the Financing Agreement, and Bank intends to implement reserves, on and after the Effective Date in respect of such tax Liens.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed by Borrowers as of the Effective Date.

ENVIRONMENTAL QUALITY
MANAGEMENT, INC.

By:	/s/ Jack S. Greber
Jack S. Greber, President

EQ ENGINEERS, LLC

By:	/s/ Jack S. Greber
Jack S. Greber, Manager

Accepted at Cincinnati, Ohio

as of the Effective Date.

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Joseph J. Scaglione
Joseph J. Scaglione, Vice President